Exhibit 99.1
For Immediate Release
MERCER INTERNATIONAL INC. ANNOUNCES
EXCHANGE OFFER FOR CONVERTIBLE NOTES DUE 2010
     NEW YORK, NY, December 18, 2009 — Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today announced that it has commenced an exchange offer (the “Exchange Offer”) for up to a maximum of $23,625,000 aggregate principal amount of its outstanding 8.5% Convertible Senior Subordinated Notes due 2010 (the “Old Notes”). If more than $23,625,000 aggregate principal amount of Old Notes are tendered, all tenders will be accepted on a pro rata basis. Under the terms of the Exchange Offer, Mercer is offering to exchange each $1,000 principal amount of the Old Notes for an amount of its new 8.5% Convertible Senior Subordinated Notes due 2012 (the “New Notes”) equal to $1,000 principal amount plus accrued and unpaid interest on the $1,000 principal amount of Old Notes to and including December 9, 2009 (the “Accrued and Unpaid Interest”).
     Earlier this month Mercer completed the exchange of an aggregate of $43,250,000 principal amount of Old Notes on the same terms as are being offered in the Exchange Offer. As of the date hereof, approximately $24.0 million aggregate principal amount of Old Notes was outstanding.
     The New Notes will be substantially the same as the Old Notes but will be convertible into Mercer common stock at a conversion price of $3.30 per share, will mature on January 15, 2012 and are redeemable by Mercer commencing July 15, 2011. The New Notes will accrue interest from December 10, 2009.
     The Exchange Offer is being made on the terms and conditions set forth in an offering circular dated December 18, 2009 (the “Offering Circular”) and the related letter of transmittal (the “Letter of Transmittal”). Copies of these and other documents will be distributed to all holders of the Old Notes. Requests for additional copies of such documents or questions regarding the procedures for tendering the Old Notes may be directed to the Information Agent for the Exchange Offer, Georgeson Inc., at 1-800-267-4403 (toll free).
     The Exchange Offer is exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 3(a)(9) thereof and will expire at 5:00 p.m. New York City time on January 21, 2010, unless extended or earlier terminated (the “Expiration Time”). Tendered Old Notes may be withdrawn prior to, but not after the Expiration Time.

     Consummation of the Exchange Offer is subject to the conditions set forth in the Offering Circular and the Letter of Transmittal. Subject to applicable law, Mercer may amend, extend or terminate the Exchange Offer at any time.
     This press release is for informational purposes only and does not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities. The exchange offer may be made only pursuant to the terms of the Offering Circular, Letter of Transmittal and related exchange offer materials. A tender offer statement on Schedule TO, including the Offering Circular and Letter of Transmittal, describing the Exchange Offer is being filed with the Securities and Exchange Commission. Holders of the Old Notes are strongly advised to read the Schedule TO and its exhibits carefully before making any decision with respect to the Exchange Offer because it contains important information.
     Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.
     The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: the effects of the ongoing economic and financial turmoil, the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY: Jimmy S.H. Lee Chairman & President (604) 684-1099 David M. Gandossi Executive Vice-President & Chief Financial Officer (604) 684-1099	FD Investors/Media: Eric Boyriven, Alexandra Tramont (212) 850-5600
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